FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this "**Fourth Amendment**") is entered into effective as of February 14, 2007 (the "**Fourth Amendment Date**"), by and between TRANSWESTERN BROADREACH WTC, LLC, a Delaware limited liability company ("**Landlord**"), and KODIAK OIL & GAS (USA) INC., a Colorado corporation ("**Tenant**").

RECITALS:

A. WHEREAS, Brookfield Denver Inc., a Colorado corporation ("**Original Lessor**"), as lessor, and CP Resources, Inc. ("**Original Lessee**"), as lessee, entered into that certain Lease of Office Space dated May 27, 1997, as amended and assigned by Original Lessee to Tenant by that certain Assumption and First Amendment of Lease dated June 22, 2004, as further amended by that certain Second Amendment of Lease dated May 27, 2005, as further amended by that certain Letter Agreement dated June 15, 2005 and as further amended by that certain Third Amendment of Lease dated September 26, 2005 (as amended and assigned, the "**Lease**"), relating to the leasing of certain premises (the "**Current Premises**") commonly known as Suite 330, consisting of approximately 3,931 rentable square feet of space in the building located at 1625 Broadway, Denver, Colorado 80202 (the "**Building**"), and being more particularly described in the Lease;

B. WHEREAS, Landlord is Original Lessor's successor-in-interest under the Lease;

C. WHEREAS, certain obligations of Tenant under the Lease are guaranteed pursuant to (i) that certain Guaranty dated May 12, 1997 (the "**Catlin Guaranty**"), executed with the Lease by JAMES E. CATLIN, an individual ("**Catlin**"), and (ii) that certain Guaranty dated May 12, 1997 (the "**Peterson Guaranty**" and, together with the Catlin Guaranty, collectively, the "**Lease Guarantees**"), executed with the Lease by Lynn A. Peterson, an individual ("**Peterson**" and, together with Catlin, collectively, the "**Lease Guarantors**"); and

D. WHEREAS, Landlord and Tenant desire to have Tenant relocate to a new space in the Building, to evidence the relocation of Tenant and to amend certain other terms and conditions of the Lease and to evidence their agreements and other matters by means of this Fourth Amendment.

NOW, THEREFORE, for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows:

AGREEMENT:

1. The Relocation Premises.

1.1 The Relocation Premises. On the Relocation Premises Commencement Date (as defined below), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, those certain premises (the "**Relocation Premises**") consisting of approximately 8,933 rentable square feet in the Building and commonly known as Suite 250, said Relocation Premises being more particularly depicted on **Exhibit "A"** attached hereto and incorporated herein. On the Relocation Premises Commencement Date, Tenant shall be relocated to the Relocation Premises. Except as otherwise set forth in this Fourth Amendment, Tenant shall be responsible for all costs associated with such relocation.

1.2 Condition of the Relocation Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Relocation Premises or the Building or with respect to the suitability of any part of the same for the conduct of Tenant's business. The taking of possession of the Relocation Premises by Tenant shall conclusively establish that the Relocation Premises and the Building were at such time in a good and sanitary order, condition and repair acceptable to Tenant. Tenant shall be conclusively deemed to have accepted the Relocation Premises "AS IS" in the condition existing on the date Tenant first takes possession, and to have waived all claims relating to the condition of the Relocation Premises. Except as expressly set forth in Section 1.3 below, Landlord shall not

have any obligation to construct or install any improvements or alterations or to pay for any such construction or installation in or on the Relocation Premises.

1.3 Relocation Premises Improvements.

(a) Landlord shall provide to Tenant an improvement allowance (the "**Relocation Premises Allowance**") in an amount not to exceed $223,325.00 (based upon $25.00 per rentable square foot of space in the Relocation Premises) for contribution toward the entire cost of Tenant's design, engineering and construction of real property improvements within the Relocation Premises (collectively, the "**Relocation Premises Improvements**") based on a mutually agreed upon space plan ("**Space Plan**") and in accordance with Exhibit D attached to the Lease. Landlord shall coordinate and contract for the Relocation Premises Improvements pursuant to the Space Plan; provided, however, that Tenant shall be responsible for any costs in excess of the Relocation Premises Allowance (collectively, "**Excess Costs**"). Prior to the commencement of any work, Tenant shall be required to sign a tenant authorization form ("**TAF**") no later than five (5) business days after Tenant receives the TAF, acknowledging responsibility for the Excess Costs. Tenant shall be responsible for the payment of such Excess Costs within thirty (30) days of invoice from Landlord. In the event that Tenant fails to make a payment within such 30-day period, Landlord may elect to cease work on the Relocation Premises until such payment is made.

(b) In consideration of Landlord's coordination and supervision of the Relocation Premises Improvements, Landlord shall be entitled to deduct from the Relocation Premises Allowance a construction management fee payable to Landlord in an amount equal to three percent (3%) of the total cost of the Relocation Premises Improvements.

(c) If the Relocation Premises Allowance exceeds the costs of the Relocation Premises Improvements, then Landlord shall retain such excess and shall have no obligation or liability to Tenant with respect to such excess.

(d) To the extent that preparation for and performance of the Relocation Premises Improvements requires access, work or construction within or through the Relocation Premises, Landlord and Landlord's representative and contractors shall have the right to enter the Relocation Premises at all times to perform such work, and Tenant agrees that such entry and work shall not constitute an eviction of Tenant in whole or in part and that Annual Rent, Occupancy Costs, Other Charges and all other sums due and payable by Tenant under the Lease with respect to Relocation Premises shall in no way be abated or reduced by reason of inconvenience, annoyance, disturbance or injury to business of Tenant due to such access, work, construction or otherwise. Tenant shall cooperate with Landlord and Landlord's contractors to allow such work and shall move Tenant's trade fixtures, furnishings and equipment as requested by Landlord or Landlord's contractors.

1.4 Optional Landlord Advance. So long as no Event of Default has occurred or is then occurring under the Lease, Landlord shall, if requested by Tenant in accordance with this Section 1.4, advance Tenant (the "**Optional Landlord Advance**") up to $26,799.00 (based upon $3.00 per rentable square foot space in the Relocation Premises), which Optional Landlord Advance may be used by Tenant towards any Excess Costs relating to the Relocation Premises Improvements. Landlord shall deliver all or any portion of the Optional Landlord Advance to Tenant within thirty (30) days of Tenant's written request. Tenant must make its request for the Optional Landlord Advance on or before March 31, 2007. If Tenant fails to request all or any portion of the Optional Landlord Advance on or before March 31, 2007, Landlord shall have no obligation to provide the Optional Landlord Advance to Tenant. Tenant shall reimburse Landlord, as Rent, for that portion of the Optional Landlord Advance paid to Tenant, together with interest at nine percent (9%) per annum, in equal monthly installments throughout the Relocation Premises Term (as defined below). Notwithstanding anything in this Fourth Amendment to the contrary, the entire unpaid balance of the Optional Landlord Advance paid to Tenant, together with all unpaid interest accrued thereon, shall be due and payable to Landlord on the expiration or earlier termination of the Lease. The obligation to repay the Optional Landlord Advance shall survive the expiration or earlier termination of the Lease.

2. Surrender of the Current Premises.

2.1 Surrender Date. On the date which is seven (7) days after the Relocation Premises Commencement Date (also referred to herein as the "**Surrender Date**"), Tenant shall vacate and deliver to Landlord exclusive possession of the Current Premises pursuant to the same provisions and requirements of the Lease as would apply to surrender of the Current Premises upon expiration of the Lease.

2.2 Obligations Until Surrender; Proration. All of the terms, covenants, agreements and conditions of the Lease shall remain in full force and effect with respect to the Current Premises through the Surrender Date. Tenant shall continue to pay all monetary obligations, including, without limitation, Annual Rent, Occupancy Costs, Other Charges and any other rent and charges as they may become due and payable under the Lease applicable to the Current Premises through and including the Surrender Date. As of 11:59 p.m. on the Surrender Date, the surrender of the Current Premises shall be deemed effective and the monetary obligations with respect to the Current Premises shall be prorated, billed and payable in the manner provided in the Lease, in the same manner as would apply if the term of the Lease expired on the Surrender Date with respect to the Current Premises.

2.3 Effect on Lease After Surrender Date. From and after the Surrender Date, the Lease shall continue in full force and effect for the remainder of the term of the Lease, as extended by this Fourth Amendment, upon and subject to the terms and provisions of the Lease, including, without limitation, the following modifications of the Lease:

(a) the Current Premises shall cease to be a part of the Lease and Tenant shall have no right to possession or use of the Current Premises or any options or other rights with respect to the Current Premises; and

(b) the regular Annual Rent, including any Other Charges, allocable to the Current Premises shall no longer accrue with respect to the Current Premises.

2.4 Holding Over. In the event that Tenant fails to timely vacate and deliver exclusive possession of the Current Premises to Landlord by the Surrender Date as required under the Lease, then Tenant shall be deemed to be holding over with respect to the Current Premises without the express written consent of Landlord and shall be liable to Landlord for rent at the holdover rate provided in the Lease and shall indemnify Landlord against loss or liability resulting from any delay of Tenant in not surrendering the Current Premises on the Surrender Date, including, but not limited to, any amounts required to be paid to third parties who were to have occupied the Current Premises and any attorneys' fees related thereto.

2.5 No Release. Notwithstanding any provision of this Fourth Amendment to the contrary, neither this Fourth Amendment nor the acceptance by Landlord of the Current Premises shall in any way:

(a) be deemed to excuse or release Tenant from any obligation or liability with respect to the Current Premises (including, without limitation, any obligation or liability under provisions of the Lease to indemnify, defend and hold harmless Landlord or other parties, or with respect to any breach or breaches of the Lease) which obligation or liability (i) first arises on or prior to the date on which Tenant delivers to Landlord possession of the Current Premises or (ii) arises out of or is incurred in connection with events or other matters which took place on or prior to such date; or

(b) affect any obligation under the Lease which by its terms is to survive the expiration or sooner termination of the Lease.

3. Term and Early Access.

3.1 The Relocation Premises Term. The term of the Lease for the Relocation Premises (the "**Relocation Premises Term**") shall commence at 12:01 a.m. on the Relocation Premises Commencement Date, and shall terminate at 11:59 p.m. on June 30, 2012 (the "**Expiration Date**"), unless sooner terminated pursuant to the Lease.

3.2 The Relocation Premises Commencement Date. The "**Relocation Premises Commencement Date**" shall be the earlier of (a) the date which is sixty (60) days after Landlord successfully recaptures the Relocation Premises from the existing tenant(s), on such terms and conditions as are acceptable to Landlord or (b) the date Tenant takes possession of the Relocation Premises for purposes of operating its business. The Relocation Premises Commencement Date is currently estimated to occur on or around May 1, 2007. Within thirty (30) days after the Relocation Premises Commencement Date, Landlord and Tenant shall promptly execute a commencement date memorandum, on Landlord's then-current form (the "**Commencement Date Memorandum**"), acknowledging that Tenant has accepted possession of the Relocation Premises, and reciting the exact Relocation Premises Commencement Date and Expiration Date of the Lease. The failure by either party, or both parties, to execute the Commencement Date Memorandum shall not affect the rights or obligations of either party hereunder. The Commencement Date Memorandum, when so executed and delivered, shall be deemed to be a part of the Lease.

4. Rent and Other Terms.

4.1 Annual Rent. Tenant shall pay Annual Rent for the Relocation Premises, accruing on and after the Relocation Premises Commencement Date and monthly thereafter, as Annual Rent for the Relocation Premises Term, as follows:

Period of the Relocation Premises Term	Annual Rent Per Rentable Square Foot	Annual Rent	Monthly Installment of Annual Rent
The Relocation Premises Commencement Date – March 31, 2008	$14.00	$125,061.96	$10,421.83
April 1, 2008 – March 31, 2009	$14.50	$129,528.48	$10,794.04
April 1, 2009 – March 31, 2010	$15.00	$133,995.00	$11,166.25
April 1, 2010 – March 31, 2011	$16.00	$142,928.04	$11,910.67
April 1, 2011 – June 30, 2012	$17.00	$151,860.96	$12,655.08

4.2 Occupancy Costs. Beginning on the Relocation Premises Commencement Date and continuing throughout the Relocation Premises Term, Tenant shall pay, as Other Charges, Occupancy Costs with respect to the Relocation Premises. Occupancy Costs for the Relocation Premises are estimated to be $8.45 per rentable square foot for calendar year 2007.

4.3 Tenant's Covenant to Pay Rent. Tenant agrees to pay to Landlord at Landlord's Rent Address (as defined below), or to such other persons, or at such other places designated by Landlord, without any prior demand therefor in immediately available funds and without any deduction or offset whatsoever, Annual Rent, Occupancy Costs, Other Charges and all other amounts due under the Lease during the Relocation Premises Term (collectively, "**Rent**"). Annual Rent shall be paid monthly in advance on the first day of each month of the Relocation Premises Term. Annual Rent shall be prorated for partial months within the Relocation Premises Term. Unpaid Rent shall bear interest at the default rate (set forth in Section 19.01 of the Lease) from the date due until paid. Tenant's covenant to pay Rent shall be independent of every other covenant in the Lease.

5. Lease Security.

5.1 Additional Security Deposit. Landlord and Tenant acknowledge and agree that Landlord is currently holding a $2,652.55 security deposit (the "**Original Deposit**"), pursuant to the Lease. Concurrently with the execution of this Fourth Amendment, Tenant shall deposit an additional security deposit in an amount equal to $16,285.45 (the "**Additional Deposit**" and, together with the Original Deposit, collectively, the "**Security Deposit**"). Landlord shall retain the Security Deposit pursuant to the Lease for the performance of all of Tenant's obligations under the Lease, as amended hereby, during the Relocation Premises Term. The provisions of Section 26.14 of the Lease shall continue to apply to the Security Deposit at all times during the Relocation Premises Term.

5.2 Return of Existing Letter of Credit. Simultaneously with Tenant's delivery of the New Letter of Credit (as defined below), Landlord shall return and tender the existing letter of credit being held by Landlord pursuant to *Section 9* of the Second Amendment to Lease dated May 27, 2005.

5.3 New Letter of Credit. On or before March 1, 2007, Tenant shall, at Tenant's sole cost and expense, deliver, as additional security for the payment by Tenant of the Rent herein agreed to be paid and for the faithful performance of all the terms, conditions and covenants of the Lease, an unconditional, irrevocable, standby letter of credit (the "**New Letter of Credit**" and, together with the Additional Deposit, collectively, the "**Additional Lease Security**"), in an amount equal to $69,797.00 (the "**New Letter of Credit Amount**"), with an expiration date no earlier than one year after the Fourth Amendment Date, in a form reasonably approved by Landlord.

(a) The New Letter of Credit shall secure the full and faithful performance of each provision of the Lease to be performed by Tenant. The New Letter of Credit shall state on its face that, notwithstanding the stated expiration date, the term of the New Letter of Credit shall be automatically renewed for successive, additional one (1) year periods up to the Expiration Date unless, at least forty-five (45) days prior to any such date of expiration, the issuing bank shall have given written notice to Landlord, by certified mail, return receipt requested at Landlord's Notice Address (as defined below) or such other address as Landlord shall have given to the issuing bank, that the New Letter of Credit will not be renewed. The failure of Tenant to cause the New Letter of Credit to be renewed or reissued at least thirty (30) days prior to the expiration thereof shall constitute an Event of Default under the Lease. The New Letter of Credit shall be issued by a financial institution acceptable to Landlord in its reasonable discretion, which financial institution shall be a bank that accepts deposits, maintains accounts, will negotiate letters of credit and whose deposits are insured by the FDIC. *The New Letter of Credit must be presentable in Denver, Colorado*. If there is an Event of Default by Tenant, including, without limitation, Tenant's failure to renew the New Letter of Credit at least thirty (30) days prior to the expiration thereof, or if Tenant has filed a voluntary petition under the Federal Bankruptcy Code or an involuntary petition has been filed against Tenant under the Federal Bankruptcy Code that is not dismissed within sixty (60) days, Landlord may, without notice to Tenant, execute one or more drafts on the New Letter of Credit and apply all or any portion of the New Letter of Credit (i) toward fulfillment of Tenant's unperformed covenants and/or obligations, including any Rent payable by Tenant that is not paid when due and/or (ii) in order to compensate Landlord for any and all direct losses and/or damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant's default. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord's other assets. If, as a result of any application or use by Landlord of all or any part of the New Letter of Credit, the amount of the New Letter of Credit shall be less than the New Letter of Credit Amount, Tenant shall, within five (5) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Section 5.3, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in Article 19 of the Lease, the same shall constitute an incurable Event of Default by Tenant. After Tenant vacates the Premises, upon the expiration or sooner termination of the Lease, if an Event of Default is not then continuing, Landlord shall return to Tenant the New Letter of Credit (and any unapplied cash balance of the New Letter of Credit that had been previously drawn upon) provided that Landlord may retain the New Letter of Credit (or previously drawn proceeds therefrom) until such time as any Rent and additional rent due from Tenant in accordance with the Lease has been determined and paid in full by Tenant.

(b) Tenant hereby waives the provisions of any law, now or hereafter in effect, which (i) establish the time frame by which Landlord must refund collateral or security for performance of a tenant's obligations under a lease, and/or (ii) provide that Landlord may claim from collateral or security for performance of a tenant's obligations under a lease only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified hereinabove and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant's breach of the Lease or the acts or omission of Tenant or any employee, agent, contractor or invitee of Tenant. Tenant agrees and acknowledges that Tenant has no property interest whatsoever in the New Letter of Credit or the proceeds thereof and that, in the event Tenant becomes a debtor under any chapter of the Federal Bankruptcy Code, neither Tenant, any trustee, nor Tenant's bankruptcy estate shall have any right to restrict or limit Landlord's claim and/or rights to the New Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the Federal Bankruptcy Code.

(c) Tenant acknowledges that Landlord has the right to sell, mortgage or otherwise convey its interests in the Building and in the Lease. Tenant agrees that in the event of any such sale, mortgage or other transfer, Landlord shall have the right to transfer, assign and/or endorse the New Letter of Credit to Landlord, mortgagees or other transferees or assignees and, if Landlord transfers all rights to the Building, Tenant shall look solely to such parties for the return of the New Letter of Credit in accordance with the terms of the Lease, subject to such parties agreeing to be bound by terms of the Lease including this Section 5.3. Tenant agrees further that, upon Landlord's written request, it shall have the New Letter of Credit issued, at Tenant's sole cost and expense, in favor of Landlord's master lessor, ground lessor, Mortgagee or other transferee or assignee to be held by any such party in accordance with the terms of the Lease.

(d) Subject to the provisions of this Section 5.3(d), and provided that Tenant has not failed to cure any Event of Default or breach of any provision of the Lease at any time prior to an applicable Reduction Date (defined below), then Tenant shall be entitled to reduce the Letter of Credit Amount in accordance with the following schedule:

Reduction Date	**Reduced Letter of Credit Amount**
The first (1st) day of the 13th month of the Relocation Premises Term (the "**First Reduction Date**")	$52,347.75
The first (1st) day of the 25th month of the Relocation Premises Term (the "**Second Reduction Date**")	$34,898.5
The first (1st) day of the 37th month of the Relocation Premises Term (the "**Third Reduction Date**")	$17,449.25
The first (1st) day of the 49th month of the Relocation Premises Term (the "**Fourth Reduction Date**")	$-0-

The First Reduction Date, the Second Reduction Date, the Third Reduction Date and the Fourth Reduction Date shall each be referred to individually as a "**Reduction Date**". In the event Tenant is eligible for a New Letter of Credit reduction, Landlord shall, at Tenant's sole cost and expense, and within fifteen (15) days after each Reduction Date, (i) release Tenant's obligations under the New Letter of Credit in an amount equal to the difference between the original Letter of Credit Amount (or the Letter of Credit Amount then-being held by Landlord, as applicable) and the reduced Letter of Credit Amount set forth above and (ii) execute any documents reasonably requested by Tenant to effectuate the proportionate release of the Letter of Credit. Notwithstanding anything in this Lease to contrary, Landlord's acceptance of a reduction of the New Letter of Credit shall not constitute a waiver of any rights Landlord has under the Lease, nor a waiver of any of Tenant's liability under the Lease.

5.4 Release of Individual Guarantors. Landlord acknowledges and agrees that, so long as an Event of Default is not then continuing, effective upon Landlord's receipt of the Additional Lease Security (the "**Release Date**"), the Individual Guarantors shall be released from any and all obligations under the Lease and the Lease Guarantees which arise from and after the Release Date. The release set forth in this Section 5.3 is expressly contingent upon Landlord receiving the Additional Lease Security. The Individual Guarantors shall be third-party beneficiaries of this Section 5.3.

6. Parking. During the Relocation Premises Term, Tenant shall have the right, on a non-exclusive basis, to use (a) one (1) unassigned, unreserved parking space in the Building's parking garage (the "**Building Parking Space**") and (b) four (4) unassigned, unreserved parking spaces in the 15th & Tremont parking garage (collectively, the "**Tremont Parking Spaces**") for parking at the prevailing rates. In addition to the Building Parking Space and the Tremont Parking Spaces, Tenant shall have the right, on a non-exclusive basis, to use one (1) additional unassigned, unreserved parking space in the Building's parking garage (the "**Month-to-Month Parking Space**" and, together with the Building Parking Space and the Tremont Parking Spaces, collectively, the "**Parking Spaces**"), on a month-to-month basis (terminable by Landlord or Tenant on 30 days prior written notice to the other party), for parking at the prevailing rates. The "**prevailing rates**" mean base rates being charged from time to time by Landlord or its parking operator to other tenants for similar parking rights without consideration of any discounts. The prevailing rates are currently $245 per month for each unreserved parking space in the Building's parking garage and $150 per month for each unreserved parking space in the 15th & Tremont parking garage. Tenant must elect, in writing, to use some or all of the Parking Spaces on or before the Relocation Premises Commencement Date. If Tenant fails to timely make such election, Landlord shall be free to lease or re-lease the Parking Spaces from time to time to anyone to whom Landlord desires on any terms Landlord desires. The locations and type of parking shall be designated by Landlord or Landlord's parking operator from time to time. All vehicles using the Parking Spaces shall prominently display identification stickers or other markers, and/or have passes or keycards for ingress and egress, as may be required and provided by Landlord or its parking operator from time to time. Tenant shall comply with any and all parking rules and regulations from time to time established by Landlord or Landlord's parking operator, including a requirement that Tenant pay to Landlord or Landlord's parking operator a charge for loss and replacement of passes, keycards, identification stickers or markers, and for any and all loss or other damage caused by persons or vehicles related to use of Tenant's parking privileges. Tenant shall not allow any vehicles using Tenant's parking privileges to be parked, loaded or unloaded except in accordance with this Section 6, including in the areas and in the manner designated by Landlord or its parking operator for such activities. If any vehicle is using the parking or loading areas contrary to any provision of this Section 6, Landlord or its parking operator shall have the right, in addition to all other rights and remedies of Landlord under the Lease, to remove or tow away the vehicle without prior notice to Tenant, and the cost thereof shall be paid to Landlord within ten (10) days after notice from Landlord to Tenant. Tenant shall have no right to sublet, assign, or otherwise transfer its right to use said parking spaces. All of the payments and charges provided in this Section 6 shall be collectable as Rent under the Lease.

7. Amendments to Certain Existing Lease Provisions.

7.1 First Offer to Landlord. Section 11.03 of the Lease, entitled First Offer to Landlord, is hereby amended by striking the figure "thirty (30)" and replacing therefore the figure "fifteen (15)".

7.2 Limitation. Section 11.04 of the Lease, entitled Limitation, is hereby amended by deleting the following phrase, in its entirety: ", or at rental rates less than the current market rental rate for the Building as established by Landlord".

8. Option to Renew.

8.1 Grant of Option. Provided (a) Tenant is not in default under the terms of the Lease at the time the renewal option is exercised or at the commencement of the Renewal Term (as defined below) and (b) Landlord has not given more than two (2) notices of default in any twelve (12) month period for

nonpayment of monetary obligations, Tenant shall have one (1) option to renew the Lease as to the Relocation Premises for an additional period of sixty (60) months (the "**Renewal Term**"). There shall be no additional renewal terms beyond the Renewal Term set forth herein. Tenant must exercise its option to extend the Lease by giving Landlord written notice (the "**Option Exercise Notice**") of its election to do so no later than six (6) months prior to the Expiration Date. Any Option Exercise Notice not given in a timely manner shall be void, and Tenant shall be deemed to have waived its extension rights. Upon the timely giving of such notice, the term of the Lease shall be deemed extended without the need for further act or deed of either party. If Tenant fails to give timely notice, as aforesaid, Tenant shall have no further right to renew the term of the Lease, time being of the essence of this Section 8.

8.2 Terms and Conditions of Option. The Renewal Term shall be on all the terms and conditions of the Lease, except that Landlord shall have no additional obligation for free rent, leasehold improvements or for any other tenant inducements for the Renewal Term and Annual Rent shall be the Market Rent as defined in Section 8.3 below. Tenant shall have no further option to renew the term of the Lease other than the one (1) additional 5-year term herein provided. Tenant shall not have the right to renew the Lease for any amount of space less than the entire Relocation Premises hereunder.

8.3 Market Rent. "**Market Rent**" means the annual amount per square foot (exclusive of Occupancy Costs) that a willing tenant would pay and a willing landlord would accept in arm's length bona fide negotiations, for a renewal lease of premises of like quality on the same terms and conditions in a building of like quality and location for the specified period of time, as determined by Landlord in good faith and upon comparable lease transactions.

8.4 Rights Personal to Tenant. In the event of any assignment or sublease of the Lease by Tenant, this option to renew shall be extinguished. The extension options set forth herein are personal to the Tenant first named above ("**Original Tenant**"), and may only be exercised by Original Tenant (and not any assignee, sublessee or other transferee of Original Tenant's interest in the Lease). All references to "Tenant" in this Section 8 shall mean Original Tenant only.

8.5 Self-Operative; Amendment to Lease. Notwithstanding the fact that upon Tenant's exercise of the herein option to renew the term of the Lease such renewal shall be self executing, as aforesaid, the parties shall promptly execute a lease amendment reflecting such additional term after Tenant exercises the herein option, except that the Annual Rent payable in respect of such additional term may not be set forth in said amendment. Subsequently, after such Annual Rent is determined, the parties shall execute a written agreement confirming the same. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant's exercise of its rights under this Section 8 unless otherwise specifically provided in such lease amendment.

9. Right of First Refusal.

9.1 Grant of Right. Subject to the provisions of this Section 9.1, Landlord hereby grants to Tenant a continuous and on-going right of first refusal to lease any space on the second (2nd) floor of the Building (the "**First Refusal Space**"). Notwithstanding the foregoing, such first refusal right of Tenant: (a) shall commence only following the expiration or earlier termination of the initial lease (or leases, as the case may be) of the First Refusal Space, including the expiration of any renewal, extension or expansion rights set forth in any such lease, regardless of whether such renewal, extension or expansion rights are executed strictly in accordance with their terms, or pursuant to a lease amendment or a new lease; and (b) shall be subject and subordinate to the rights granted to any other third-party prior to the Fourth Amendment Date (the "**Superior Right Holder**") to lease such First Refusal Space. Tenant's right of first refusal shall be on the terms and conditions set forth in this Section 9.

9.2 Procedure for Offer. If (a) Landlord receives a bona fide written offer from an unaffiliated third-party for the lease of the First Refusal Space (each, a "**Bona Fide Offer**"), (b) Landlord is willing to accept the Bona Fide Offer and (c) the Superior Right Holder does not wish to lease such space, then Landlord shall give Tenant written notice (the "**First Refusal Notice**") of the Bona Fide Offer. Pursuant to

such First Refusal Notice, Landlord shall offer to lease to Tenant the First Refusal Space on the same terms and conditions of the Bona Fide Offer (collectively, the "**Bona Fide Offer Terms**").

9.3 Procedure for Acceptance. If Tenant wishes to exercise Tenant's right of first refusal with respect to the space described in the First Refusal Notice, then within seven (7) business days after Landlord's delivery of the First Refusal Notice, Tenant shall deliver notice to Landlord of Tenant's intention to exercise its right of first refusal with respect to the entire space described in the First Refusal Notice on the Bona Fide Offer Terms. Tenant must elect to exercise its right of first refusal, if at all, with respect to all of the space offered by Landlord to Tenant in the First Refusal Notice. Tenant may not elect to lease only a portion of the space offered in the First Refusal Notice. If Tenant does not so notify Landlord within the 7-business day period, then Landlord shall be free to lease and/or re-lease all or any portion of the First Refusal Space described in the First Refusal Notice from time to time to anyone to whom Landlord desires on the Bona Fide Offer Terms.

9.4 Construction In First Refusal Space. Except as otherwise described in the First Refusal Notice, Tenant shall take the First Refusal Space in its "AS IS" condition, and the construction of improvements in the First Refusal Space shall comply with the terms of the Lease.

9.5 Amendment to Lease. If Tenant timely exercises Tenant's right to lease the First Refusal Space as set forth herein, Landlord and Tenant shall, within fifteen (15) business days after Landlord's preparation thereof, execute an amendment to the Lease reflecting the addition of the First Refusal Space, as well as providing for an adjustment in Annual Rent, Occupancy Costs and any other items affected by such addition. Except as otherwise provided in the Bona Fide Offer Terms in the First Refusal Notice, Tenant shall commence payment of Rent for the First Refusal Space, and the term of the First Refusal Space shall commence upon the date of delivery of the First Refusal Space to Tenant and terminate on the date set forth in the First Refusal Notice.

9.6 Rights Personal to Tenant. The rights contained in this Section 9 shall be personal to Original Tenant, and may only be exercised by Original Tenant (and not any assignee, sublessee or other transferee of Original Tenant's interest in the Lease). All references to "Tenant" in this Section 9 shall mean Original Tenant only.

9.7 Termination of Right of First Refusal. Tenant shall not have the right to lease the First Refusal Space, as provided in this Section 9, if, as of the date of the attempted exercise of any right of first refusal by Tenant, or as of the scheduled date of delivery of such First Refusal Space to Tenant, Tenant is in default under the Lease or Tenant has previously been in default under the Lease more than once.

10. No Other Options. Tenant acknowledges and agrees that any and all options Tenant may have had to terminate the Lease, if any, have expired and are of no further force or effect. Tenant further acknowledges and agrees that, except as expressly set forth in Sections 8 and 9 above, any and all options Tenant may have had to extend or expand the Lease, if any, have expired and are of no further force or effect. Except as expressly set forth in Sections 8 and 9 above, Tenant has no options to extend, renew or terminate the Lease, nor any rights of first offer, rights of first refusal or rights to expand or contract.

11. The Premises; The Term. From and after the Relocation Premises Commencement Date (provided Tenant has surrendered the Current Premises in accordance with this Fourth Amendment), the Lease is amended such that (a) all references in the Lease to the "Premises" shall be deemed to refer to the Relocation Premises and (b) all references in the Lease to the "Term" shall be deemed to include reference to the Relocation Premises Term.

12. Landlord's Addresses.

12.1 Landlord's Rent Address. From and after the Fourth Amendment Date, Landlord's address for the payment of Rent shall be ("**Landlord's Rent Address**"):

Transwestern Broadreach WTC, LLC
Wachovia Bank, NA
P.O. Box 601264
Charlotte, NC 28260-1264

or at such other place as Landlord shall designate in writing.

12.2 Landlord's Notice Address. From and after the Fourth Amendment Date, Landlord's address for all notices, demands or requests under the Lease shall be (collectively, "**Landlord's Notice Address**"):

c/o Transwestern
1625 Broadway, Suite 1500
Denver, CO 80202
Attn: Property Manager

with required copies to:

c/o Broadreach Capital Partners, LLC
248 Homer Avenue
Palo Alto, CA 94301
Attn: John Osmond

and to:

Transwestern World Trade Center LLC
c/o Transwestern Investment Company
150 North Wacker Drive, Suite 800
Chicago, Illinois 60606
Attn: Owner's Representative

and to:

Drane, Freyer and Lapins
150 North Wacker Drive, Eighth Floor
Chicago, Illinois 60606
Attn: Wendy Freyer, Esq.

or at such other place as Landlord shall designate in writing.

13. Brokerage. Tenant represents and warrants to Landlord that it has dealt only Colliers, Bennett & Kahnweiler ("**Tenant's Broker**"), as Tenant's exclusive agent, and Transwestern Commercial Services, LLC ("**Landlord's Broker**," and together with Tenant's Broker, collectively, the "**Brokers**"), as Landlord's exclusive agent, in the negotiation of this Fourth Amendment. Landlord shall make payment of the brokerage fee due to the Brokers pursuant to and in accordance with a separate agreement with the Brokers. Tenant hereby agrees to indemnify and hold Landlord, the Building's property manager, the Building's mortgagee ("**Mortgagee**") and each of their respective officers, directors, members, managers, partners, affiliates, employees, agents and representatives (collectively, together with Landlord, the "**Indemnitees**") harmless of and from any and all damages, losses, costs or expenses (including, without limitation, all attorneys' fees and disbursements) by reason of any claim of or liability to any other broker or other person claiming through Tenant and arising out of or in connection with the negotiation, execution and delivery of this Fourth Amendment.

14. General Provisions.

14.1 Full force and effect. Except as amended by this Fourth Amendment, the Lease as modified herein remains in full force and effect and is hereby ratified by Landlord and Tenant. In the event of any conflict between the Lease and this Fourth Amendment, the terms and conditions of this Fourth Amendment shall control.

14.2 Capitalized terms. Capitalized terms not defined herein shall have the same meaning as set forth in the Lease.

14.3 Successors and assigns. This Fourth Amendment shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns.

14.4 Entire agreement. The Lease, as amended by this Fourth Amendment, contains the entire agreement of Landlord and Tenant with respect to the subject matter hereof, and may not be amended or modified except by an instrument executed in writing by Landlord and Tenant.

14.5 Power and authority. Except as provided herein, Tenant has not assigned or transferred any interest in the Lease and has full power and authority to execute this Fourth Amendment.

14.6 Counterparts. This Fourth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.7 Facsimile signatures. This Fourth Amendment may be executed by facsimile signatures which shall be binding as originals on the parties hereto.

14.8 Attorneys' fees. In the event of litigation arising out of or in connection with this Fourth Amendment, the prevailing party shall be awarded reasonable attorneys' fees, costs and expenses.

14.9 Governing Law. This Fourth Amendment shall be governed by and construed in accordance with the laws of the State of Colorado.

14.10 No Option; Conditions to Effectiveness.

(a) The submission of this document for examination and review does not constitute an option, an offer to lease space in the Building or an agreement to lease. This document shall have no binding effect on the parties unless and until executed by both Landlord and Tenant and will be effective only upon Landlord's execution of the same.

(b) The effectiveness of this Fourth Amendment is expressly conditioned upon Landlord successfully recapturing the Relocation Premises from the existing tenant(s), on such terms and conditions as are acceptable to Landlord.

[signature page follows]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Fourth Amendment to be executed as of the Fourth Amendment Date.

LANDLORD:

TRANSWESTERN BROADREACH WTC, LLC,
a Delaware limited liability company

By: Transwestern World Trade Center, L.L.C.,
its member

By: Transwestern Investment Company, L.L.C.,
its authorized agent

By: [signature]
Name: Scott A. Tausk
Title: Managing Director

By: BRCP WTC Denver I, LLC,
a Delaware limited liability company,
its Member

By: BRCP Realty, L. P. I,
a Delaware limited partnership,
its Member

By: BRCP Gen-Par, LLC,
a Delaware limited liability company,
its General Partner

By: [signature]
Name: John A. Foster
Title: Managing Director
Managing Director

TENANT:

KODIAK OIL & GAS (USA) INC.,
a Colorado corporation

By: [signature]
Name: James E. Catlin
Title: Vice President